March 1, 2016

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A until February 28, 2017. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend and interest1 expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business. In addition, the Funds may invest in one or more money market funds advised by the J.P. Morgan Investment Management Inc. or its affiliates (“affiliated money market funds”). The JPMorgan Service Providers as each Fund’s adviser, shareholder servicing agent and/or administrator hereby contractually agree to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on each Fund’s investment in such money market funds.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours,

J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:
Accepted by: JPMorgan Trust I

By:

[1]	In calculating the interest expense on short sales for purposes of this exclusion, the Fund will recognize all economic elements of interest costs, including premium and discount adjustments.

SCHEDULE A

	Class A	Class C	Select	Institutional	Class R2	Class R5	Class R6
JPMorgan Asia Pacific Fund[1]	1.45%	1.95%	1.20%			1.00%
JPMorgan China Region Fund[1]	1.55%	2.05%	1.30%
JPMorgan Emerging Economies Fund[1]	1.55%	2.05%	1.30%			1.10%	1.05%
JPMorgan Emerging Markets Local Currency Debt Fund[1]	1.20%	1.70%	0.95%		1.45%	0.75%	0.70%
JPMorgan Emerging Markets Equity Fund[1]	1.55%	2.05%	1.30%	1.15%			1.05%
JPMorgan Emerging Markets Equity Income Fund[1]	1.55%	2.05%	1.30%			1.10%	1.05%
JPMorgan Global Allocation Fund[1]	1.03%	1.53%	0.78%		1.28%
JPMorgan Global Research Enhanced Index Fund[1]	0.59%	1.09%	0.34%		0.84%
JPMorgan Global Unconstrained Equity Fund[1]	1.25%	1.75%	0.90%		1.50%	0.80%	0.75%
JPMorgan Income Builder Fund[1]	0.75%	1.25%	0.60%
JPMorgan International Equity Fund[1]	1.31%	1.81%	1.06%		1.56%	0.86%	0.81%
JPMorgan International Equity Income Fund[1]	1.25%	1.75%	0.90%		1.50%	0.80%	0.75%
JPMorgan International Opportunities Fund[1]	1.31%	1.92%	1.06%	0.91%			0.81%
JPMorgan International Unconstrained Equity Fund[1]	1.25%	1.75%	0.90%		1.50%	0.80%	0.75%
JPMorgan International Value Fund[1]	1.35%	1.85%	1.10%	0.95%	1.60%		0.85%
JPMorgan Intrepid European Fund[1]	1.50%	2.00%	1.25%	1.00%
JPMorgan Intrepid International Fund[1]	1.25%	1.75%	0.90%	0.85%	1.50%		0.75%
JPMorgan Latin America Fund[1]	1.55%	2.05%	1.30%				1.05%
JPMorgan Opportunistic Equity Long/Short Fund[1]	1.85%	2.35%	1.60%		2.10%	1.40%	1.35%
JPMorgan Research Equity Long/Short Fund[1]	1.45%	1.95%	1.20%			1.00%
JPMorgan Research Market Neutral Fund[1]	1.25%	1.75%	0.99%	0.85%
JPMorgan Tax Aware Equity Fund[1]	1.05%	1.55%	0.80%	0.55%
JPMorgan Tax Aware Real Return Fund[1]	0.75%	1.40%	0.65%	0.50%			0.40%

[1]	Expense limitation is in place until at least 2/28/17.

2